Exhibit 99.ACCT; Exhibit (a)(4)
July 27, 2022

On February 22, 2022, MainGate Trust, by action of the Audit Committee of the Board, approved BDO USA LLP to serve as the independent registered public accounting firm to audit the financial statements of the Fund for the fiscal year ending November 30, 2022. Previously, Cohen & Company, Ltd. (“Cohen”) served as the independent registered public accounting firm to the Fund.

Cohen’s report on the financial statements for the Fund for the fiscal years ended November 30, 2021 and November 30, 2020 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such fiscal years and the interim period of December 1, 2021 through February 22, 2022 (the “Interim Period”), there were (i) no disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such years, and (ii) no “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years ended November 30, 2021 and November 30, 2020 and the Interim Period, neither the Fund nor Fund management consulted BDO USA LLP on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

The Fund has requested that Cohen furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements.  A copy of such letter, dated July 27, 2022 is attached as Attachment A to this exhibit.

Attachment A

July 27, 2022

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: MainGate Trust (MainGate MLP Fund)
File no. 811-22492

Dear Sir or Madam:

We have read Exhibit 99.ACCT; Exhibit (a)(4) of Form N-CSRS of MainGate Trust comprising MainGate MLP Fund, dated July 27, 2022, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ COHEN & COMPANY, LTD.